Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan of Zynga Inc., of our reports dated February 25, 2013, with respect to the consolidated financial statements and schedule of Zynga Inc., and the effectiveness of internal control over financial reporting of Zynga Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 1, 2013